Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

NOVABAY PHARMACEUTICALS, INC.

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of May 4, 2021(the “Effective Date”), is between NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the participant named below (“Participant”). This equity award is granted under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”) and is subject to the terms of the 2017 Plan. A copy of the 2017 Plan will be furnished upon the request of Participant. This Agreement represents the Company’s unfunded and unsecured promise to issue common stock of the Company, $0.01 par value (“Common Stock”), at a future date, subject to the terms of this Agreement and the 2017 Plan. All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings assigned to them in the 2017 Plan, unless specifically set forth herein.

1.             Award. You have been selected to receive, subject to the terms and conditions of this Agreement and the 2017 Plan, a grant of performance Restricted Stock Units (the “PSU Award”) as specified below.

Participant Name:	Andrew Jones
Date of Grant:	May 4, 2021
Number of Performance Restricted Stock Units Granted:	250,000 (the “PSUs”)
Performance Period:	January 1, 2021 – December 31, 2023
Purchase Price:	None

This PSU Award represents the right to receive the Shares after the end of the Performance Period only if and when, and with respect to the number of PSUs to which, the PSU Award has vested (the “Vested PSUs”) on the basis of one (1) Share multiplied by the number of Vested PSUs earned (as determined by the Committee as provided in Section 3 below).

2.             Service with the Company. Except as may otherwise be provided in Sections 4 and 7 below, the PSU Award granted hereunder is granted on the condition that Participant remains in the Service of the Company and/or any of its Affiliates.

3.             Performance Vesting Conditions. Subject to the terms and conditions of this Agreement and the 2017 Plan, the PSU Award shall vest and the PSUs will be converted into an equivalent number of Shares that will be delivered to Participant, subject to applicable withholding taxes, only upon the Committee’s determination, after completion of the Performance Period, of the level of achievement of the applicable Performance Goals identified in Exhibit A to this Agreement.

4.             Termination; Forfeiture.

(a)           Except as provided in subsection (b) below, Participant’s rights under this Agreement with respect to the PSU Award shall terminate at the earlier of (i) the date on which such PSU Award is settled in Shares after the Committee’s determination, after the end of the Performance Period, of the level of achievement of the applicable Performance Goals, or (ii) the termination of Participant’s Service. Upon termination of this Agreement in accordance with clause (ii) above, Participant’s rights to the PSU Award shall, except as otherwise provided in an employment agreement between the Company and Participant, be immediately and irrevocably forfeited and Participant will retain no rights with respect to the forfeited PSU Award.

(b)           Notwithstanding the provisions of clause (ii) of Section 4(a) above, in the event of termination of Participant’s Service as a result of Participant’s death or Permanent Disability prior to the end of the Performance Period, Participant will receive a pro-rated portion of the Shares that Participant would have received had Participant’s Service not terminated, based upon the Committee’s determination, after completion of the Performance Period, of the level of achievement of the applicable Performance Goals identified in Exhibit A to this Agreement. The pro-rated portion will be determined by calculating the total number of Shares that Participant would have received if Participant’s Service had not so terminated, and multiplying that number by a fraction, the numerator of which is the number of full and partial months of Service that Participant completed during the Performance Period, and the denominator which is thirty-six (36).

5.             Restrictions on Transfer of PSU Award. During the lifetime of Participant, this PSU Award cannot be sold, assigned, transferred, gifted, pledged, hypothecated or in any manner encumbered or disposed of at any time prior to delivery of the Shares, other than by will or the laws of descent and distribution. If any transfer, whether voluntary or involuntary, of this PSU Award is made, any purported attachment, execution, garnishment, or lien issued against or placed upon this PSU Award shall be void and unenforceable against the Company, Participant’s right to this PSU Award shall be immediately forfeited by Participant to the Company, and this Agreement shall lapse.

6.             Beneficiary Designation. Participant may, from time to time, name any beneficiary or beneficiaries to whom any benefit under this Agreement is to be paid in case of Participant’s death before Participant receives any settlement of the PSU Award as a result of the level of achievement of the applicable Performance Goals identified in Exhibit A determined by the Committee after the end of the Performance Period. Each such designation shall revoke all prior designations by Participant, shall be in a form prescribed by the Company, and will be effective only when filed by Participant in writing with the Company during Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at Participant’s death shall be paid to Participant’s estate.

7.             Change in Control.

(a)      If there is a Change in Control (as defined below) of the Company, the PSU Award shall vest immediately prior to such Change in Control occurring, even if the Performance Goals identified in Exhibit A have not been met. To the extent that the holders of Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or its parent) may with the Participant’s consent, in connection with the assumption of this PSU Award, substitute one (1) or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

(b)      This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(c)      For purposes of this Agreement, “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or other reorganization unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholder.

8.            Capital Adjustments and Reorganization. Should any change be made to the Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to the PSUs subject to this PSU Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

9.             Conversion of PSU Award to Shares; Responsibility for Taxes.

(a)     Provided Participant has satisfied the requirements of Section 9(b) below, after the vesting of the PSU Award with respect to Vested PSUs, the Shares delivered in payment of such Vested PSUs will be distributed to Participant or, in the event of Participant’s death, to Participant’s legal representative or beneficiary(ies), within two and one-half (2½) months following the date of vesting of the PSU Award. The distribution to Participant, or in the case of Participant’s death, to Participant’s legal representative or beneficiary(ies), of such Shares shall be evidenced by a Common Stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company. No fractional share of Common Stock shall be issued.

(b)      (i)      In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant (or, in the event of Participant’s death, Participant’s legal representative or beneficiary(ies)), are withheld or collected from Participant (or, as applicable, such legal representative or beneficiary(ies)).

(ii)      In accordance with the terms of the 2017 Plan, and such rules as may be adopted by the Committee under the 2017 Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares, by (i) delivering cash (including bank check, personal check or money order payable to the Company), (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Participant having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Shares. Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

10.          Miscellaneous.

(a)     Entire Agreement; 2017 Plan Provisions Control. This Agreement (and any addendum or amendment hereto) and the 2017 Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. In the event that any provision of this Agreement conflicts with or is inconsistent in any respect with the terms of the 2017 Plan, the terms of the 2017 Plan shall control. All decisions of the Committee with respect to any question or issue arising under the 2017 Plan or this Agreement shall be binding on all persons having an interest in this PSU Award.

(b)     2017 Plan Termination, Amendment or Modification. The Committee may terminate, amend, or modify the 2017 Plan; provided, however, that no such termination, amendment, or modification of the 2017 Plan may in any material way adversely impair Participant’s rights under this Agreement, without the written consent of Participant.

(c)     No Rights of Stockholders. Until such time as the PSU Award is paid out in Shares, and until receipt by Participant, Participant’s legal representative or Participant’s beneficiary(ies), of Shares related to Vested PSUs as provided in this Agreement, neither Participant, Participant’s legal representative, nor Participant’s beneficiary(ies) of the PSU Award, shall have voting or other rights with respect to Shares. No dividend shall be paid on any PSU Award.

(d)     No Right to Service. The grant of this PSU Award shall not be construed as giving Participant the right to be retained in the Service of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such Participant’s Service at any time, with or without cause.

(e)     Governing Law. The validity, construction and effect of the 2017 Plan and this Agreement, and any rules and regulations relating to the 2017 Plan and this Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(f)      Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected by such holding, and the remainder of this Agreement shall remain in full force and effect.

(g)     Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be addressed to Participant at the address indicated below Participant’s signature line at the end of this Agreement or at such other address as Participant may designate by ten (10) days’ advance written notice to the Company. Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been delivered upon receipt when delivered personally or by overnight courier, or three (3) business days after being deposited in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice, or when actually received, if sent by email or other electronic transmission device.

(h)      Conditions Precedent to Issuance of Shares. Shares shall not be issued pursuant to this PSU Award unless such issuance and delivery of the applicable Shares pursuant hereto complies with all relevant provisions of law, including, without limitation, applicable federal securities laws and the rules and regulations promulgated thereunder, blue sky or state securities laws, the requirements of any stock exchange or market upon which the Company’s shares are then listed and/or traded, and the Delaware General Corporation Law. As a condition to the issuance of the Shares relating to Vested PSUs, the Company may require that Participant receiving such Shares represent and warrant that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

(i)      Consultation with Professional Tax and Investment Advisors. Participant acknowledges that the grant and vesting with respect to this PSU Award, and the sale or other taxable disposition of the Shares, may have tax consequences pursuant to the Internal Revenue Code of 1986, as amended, or under local, state or international tax laws. Participant further acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the PSU Award and its grant and vesting, and the sale or other taxable disposition of Shares, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes or other items.

(j)     Participant Compliance with Laws. Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(k)     Agreement Subject to Laws/Approvals. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(l)    Successors. All obligations of the Company under the 2017 Plan and this Agreement with respect to the PSU Award shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the date set forth in the first paragraph.

NOVABAY PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT:

By:
Name:
Address:
Email: